Exhibit (n)(3)

Consent of Independent Auditor

We consent to the use in this Prospectus Supplement and Registration Statement (No. 333-220385) on Form N-2 of Capital Southwest Corporation of our report dated May 17, 2018, relating to the financial statements of I-45 SLF LLC, appearing in the Prospectus Supplement, which is a part of the Registration Statement, which were also included in the Annual Report on Form 10-K of Capital Southwest Corporation for the year ended March 31, 2018.

We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in such Prospectus Supplement.

/s/ RSM US LLP

Chicago, Illinois

June 8, 2018